CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 61 to the Registration Statement (Form N-1A Nos. 033-07496 and 811-04764) of our report dated June 26, 2019 on the financial statements and financial highlights of BNY Mellon Opportunistic Municipal Securities Fund (formerly, Dreyfus Municipal Bond Opportunity Fund) (the “Fund”) included in the Fund’s annual report for the fiscal year ended April 30, 2019.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

August 23, 2019